Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Announces Organization Changes

Stamford, CT. July 15, 2021 – Aircastle Limited (the “Company” or “Aircastle”) announced today the promotion and appointment of Dane Silverman, as Chief Accounting Officer. Jim Connelly, the prior Chief Accounting Officer will take on a new role as SVP ESG and Corporate Communications. Frank Constantinople, SVP Investor Relations, has decided that he intends to retire at the end of October 2021.

Mr. Silverman has been Aircastle’s VP Controller since he joined Aircastle in September 2018. Prior to joining Aircastle, Mr. Silverman held Controller and Assistant Controller roles at Voyager Aviation from May 2016. Prior to this, he was a Senior Manager in KPMG LLP’s audit practice. He received a B.S. in Accounting from Marist College and is a CPA.
Mr. Connelly has been Aircastle’s Chief Accounting Officer since August 2018. Mr. Connelly originally joined Aircastle in 2007 and will lead the Company’s ESG initiatives and corporate communications, which will include fixed income investor relations. Prior to his retirement at the end of October 2021, Mr. Constantinople will continue in his current role and transition to Mr. Connelly.
Michael Inglese, Aircastle's CEO, commented, "We are pleased to promote and appoint Dane Silverman as our Chief Accounting Officer to complement our deep and talented leadership team. We are also pleased to have Jim transition to focus on and lead our ESG efforts, which are a priority for Aircastle. We are grateful for Frank Constantinople’s professional, loyal and dedicated service leading our equity and fixed income investor relations function since 2012."
About Aircastle Limited
Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of May 31, 2021, Aircastle owned and managed on behalf of its joint ventures 259 aircraft leased to 77 customers located in 43 countries.
Contact:
Aircastle Advisor LLC
Frank Constantinople, SVP Investor Relations
Tel: +1-203-504-1063
fconstantinople@aircastle.com